Exhibit 2.5

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 29th day of December, 2009, by and between ENFORCE GLOBAL SOLUTIONS, LLC, a Georgia limited liability company (the “Buyer”) and FORGEHOUSE, INC., a Nevada corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, Seller has been engaged in the sale of and development of ongoing enhancement to OneVision®, its proprietary software system (a web-based application that offers a virtual command and control system for certain compliance, physical security and maintenance applications), primarily directly, but also through its wholly-owned subsidiary, ForgeHouse, LLC, a Georgia limited liability company (“FH LLC”), all as currently reported in Seller’s financial statements and periodic reports filed with the Securities and Exchange Commission (the “Business”); and

WHEREAS, John Britchford-Steele and Jose Alonso have served as members of the Board of Directors of Seller since January 31, 2008, and February 1, 2009, respectively, and as Chief Executive Officer and Chief Operating Officer, respectively, of the Business since January 31, 2008 (the “Officers”) through the Closing Date of this Agreement and the Officers are also current Members of Buyer; and

WHEREAS, Seller has been unable adequately to fund its operations from the operating cash flow of the Business or from external sources of capital, whether debt or equity; and

WHEREAS, Seller has recently acquired oil and gas properties located near Anchorage, Alaska, and intends to begin engaging in production on the properties, as pre-production activities, such as a multi-phase exploration program of trenching, sampling, geophysical surveys and test drilling, have already commenced (the “New Business”); and

WHEREAS, Seller’s independent board member has determined that the operation of the Business concurrently with the operation of the New Business may not be in the best interest of Seller or its stockholders and, therefore, Seller has determined to sell the Business; and

WHEREAS, Buyer wishes to purchase from Seller, and Seller is willing to sell, transfer, assign, convey and deliver to Buyer, all of the property and assets, including, but not limited to, the intellectual property of Seller associated with the Business, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I

Purchase and Sale of Assets

1.1 Assets, Properties and Business to be Transferred.  Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all of the following properties and assets of Seller relating to the Business or used in the Business (the “Purchased Assets”), none of which Purchased Assets is owned, leased, or otherwise under the control of FH LLC:

(a) all fixtures, furniture, machinery, equipment, computers, and servers identified on Schedule 1.1(a) attached hereto (the “Fixed Assets”);

(b) all of Seller’s rights in, to and under the contracts, agreements, leases and insurance policies related to the Business listed on Schedule 1.1(b) (the “Assigned Contracts”);

(c) all inventory (including, without limitation, equipment, components, raw materials, wares, supplies and samples) used or useful in and related to the Business listed on Schedule 1.1(c), including all inventory ordered by Seller prior to the Closing Date (as hereinafter defined) but not yet received (the “Inventory”);

(d) all deposits, refunds, prepaid rentals, escrow accounts and other similar prepaid items and rights of Seller relating exclusively to the Business;

(e) all data, files and records, whether in print, electronic or other media, pertaining exclusively to the Business (other than those general corporate records described in Section 1.2(a)), including, without limitation, (i) all customer and mailing lists, (ii) all supplier and vendor lists, and (iii) all administrative materials and data;

(f) all customer orders, agreements and contracts relating exclusively to the Business outstanding as of the Closing Date (the “Customer Contracts”);

(g) all of Seller’s licenses, permits and governmental approvals relating exclusively to the Business;

(h) all bank accounts, including, but not limited to, the checking account used by Seller in the conduct of the Business, and all the funds in such accounts;

(i) all accounts receivable relating to the Business as of the Closing Date (the “Accounts Receivable”);

(j) all telephone and facsimile numbers listed on Schedule 1.1(j) attached hereto, to the extent transferable;

(k) all of Seller’s goodwill associated with the Business;

(l) all Business Intellectual Property;

(m) all Business Registered Intellectual Property;

(n) all Business Domain Names as listed on Schedule 1.1(n); and

(o) the name “ForgeHouse, Inc.”, “ForgeHouse, LLC” and “ForgeHouse” and any other trademarks, trade names or other intellectual property rights of Seller, regardless of whether they are used in, or relate to, the Business, excluding any trademarks, trade names or other intellectual property rights of Seller exclusively related to the New Business.

1.2 Excluded Assets.  The parties to this Agreement expressly acknowledge and agree that there shall be excluded from the Purchased Assets the following assets and properties of Seller, whether or not relating to or used in connection with the Business (the “Excluded Assets”):

(a) Seller’s minute books, stock books and similar corporate records;

(b) Seller’s rights under this Agreement and the consideration to be paid hereunder;

(c) specific items of Inventory excluded by Seller on Schedule 1.2(c);

(d) any right, title and interest of Seller in any other assets or properties not used in the operation of the Business;

(e) any trademarks, trade names or other intellectual property rights of Seller exclusively related to the New Business.

ARTICLE II

Assumption of Liabilities

At the Closing, the Buyer shall assume and be liable for, and covenants and agrees to perform and discharge, any and all obligations, liabilities, or indebtedness of Seller, whether due or to become due, absolute or contingent, direct or indirect, or asserted or unasserted, under the Assigned Contracts, the Customer Contracts, any accounts payable of the Business, including, without limitation, payables for Inventory ordered by Seller but not yet received (the “Accounts Payable”) (collectively, the “Assumed Liabilities”), but excluding (a) any obligations, liabilities, or indebtedness of the Business that are not the obligations of Seller because they are the obligations of FH LLC and (b) any and all other obligations, liabilities, or indebtedness of Seller, whether due or to become due, absolute or contingent, direct or indirect, or asserted or unasserted, under the Assigned Contracts, the Customer Contracts, any accounts payable of the New Business, including, without limitation, payables for Inventory ordered by Seller but not yet received (the “New Business Accounts Payable”) (collectively, the “New Business Liabilities”) or any assumed liabilities that were made or created by or on behalf of the record and beneficial owners of Seller’s Series A Convertible Preferred Stock (the “Series A Holders”) without the express approval of the Seller’s Board of Directors, at a duly convened meeting or pursuant to a valid unanimous written consent of the Board, or without the express written authorization of the Officers (“Miscellaneous Liabilities”).

ARTICLE III

Consideration and Payment

3.1 Purchase Price.  The purchase price to be paid by Buyer to Seller for the Purchased Assets (the “Purchase Price”) shall be all the shares of common stock of Seller, with a par value of $0.001 held by Buyer, which as of December 29, 2009, is an aggregate of 10,789,839 shares (the “Shares”).  The class of equity securities to which the Shares belong is quoted on the OTC Bulletin Board, and had a last price of $0.04 per Share as of December 28, 2009.

3.2 Payment of Purchase Price.  Buyer shall deliver to Seller the entire Purchase Price at Closing in such form as will permit the Seller, then and there, to return all of the Shares to its treasury for cancellation.

3.3 Securities Laws.  Each of Buyer and Seller acknowledges it has confirmed that the delivery of the Purchase Price by Buyer to Seller does not violate any federal securities law or the securities laws of any state where such state securities laws may be applicable to the transactions contemplated hereby.

ARTICLE IV

Closing of Purchase and Sale

The closing of the purchase and sale provided for herein (the “Closing”) shall take place at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, N.E., Suite 3100, Promenade II, Atlanta, Georgia 30309-3592, beginning at 5:00 p.m. EST on December 29, 2009, or at such other time and place as the parties shall mutually agree upon (the “Closing Date”).  The Closing shall be made effective as of 5:30 p.m. EST on the Closing Date.

ARTICLE V

Representations and Warranties of Seller

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby and with the knowledge that Buyer shall rely thereon, Seller makes the following representations and warranties to Buyer:

5.1 Corporate.
(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to own, operate and lease its properties and to carry on the Business as and where such is now being conducted.  Seller is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it with respect to the Business, or the nature of the Business, makes such qualification necessary.

(b) The execution and delivery of this Agreement and the other agreements, instruments and documents contemplated hereby to be executed and delivered by Seller (such other agreements, instruments and documents sometimes referred to herein as the “Seller’s Instruments”) and full performance thereunder, have been duly authorized by the Board of Directors of Seller, and no other or further corporate act on the part of Seller is necessary therefor.  This Agreement has been duly and validly executed and delivered by Seller and is, and when executed and delivered by Buyer pursuant hereto, will be, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

5.2 No Violation.  Except as set forth on Schedule 5.2 and except where such violation, conflict, breach, default, acceleration or failure to obtain consent would not have a Material Adverse Effect (as that term is defined hereinbelow) on the Business or the Purchased Assets, neither the execution and delivery of this Agreement or the Seller’s Instruments nor the consummation by Seller of the transactions contemplated hereby and thereby (i) conflict with or result in a breach of any provisions of the Seller’s articles of incorporation or bylaws, (ii) will violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (iii) will require any authorization, consent, approval of or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body, (iv) will violate or conflict with, result in a breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or will require any approval or consent under or will result in the termination of, or accelerate the performance required by, or result in the creation of any mortgage, lien (statutory or otherwise), security interest, claim, pledge, license, equity, option, conditional sales contract, assessment, levy, easement, covenant, reservation, restriction, right-of-way, exception, limitation, mineral right, charge or encumbrance of any kind or nature whatsoever (each, a “Lien”) upon any of the Purchased Assets, any term or provision of the Articles of Incorporation or Bylaws of Seller or of any contract, lease, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party, or by which Seller or any of the Purchased Assets may be bound or affected (subject to obtaining the consents referred to in Schedule 5.2 or such other consents as are actually obtained and delivered at Closing), or (v) require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority that has not been obtained or made, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Material Adverse Effect on the Business or the Purchased Assets and could not reasonably be expected to prevent, materially alter or materially delay the transactions contemplated hereby.  “Material Adverse Effect” shall mean a material negative effect on the financial condition or operations of the Business or the Purchased Assets, taken as a whole.

5.3 Taxes.  Except as set forth on Schedule 5.3, Seller has timely and accurately filed all federal, state, foreign, county, local and other tax returns required to be filed by it and has timely paid all taxes required to be paid by it with respect to the periods covered by such tax returns, and will on the Closing Date be current in the payment and remittance of, all such taxes required to be paid by it.  Seller has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to any employee of Seller.  Seller is not subject to any additional taxes as a result of the failure to file timely or accurately, as required by applicable law, any tax return or to pay or remit timely any taxes due.  No deficiencies have been asserted or assessed as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency or audit has been proposed or threatened against Seller, and Seller has no actual knowledge of any fact or circumstance that could give rise to any such deficiency.  There are no agreements between Seller and any taxing authority (including, without limitation, the Internal Revenue Service, the Georgia Department of Revenue or the Nevada Department of Taxation) waiving or extending any statute of limitations with respect to any tax return or taxes of Seller.

5.4 No Litigation.  Except as set forth on Schedule 5.4, there is no action, suit, arbitration, proceeding, investigation or inquiry pending before any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality or, to the actual knowledge of Seller, threatened against Seller, the Business, the New Business or any of the Purchased Assets.  Neither Seller, the Business, the New Business nor any of the Purchased Assets are subject to or threatened to be subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

5.5 Compliance With Laws.

(a) Except as set forth on Schedule 5.5(a), (i) Seller (including, without limitation, each and all of Seller’s respective operations, practices, properties and assets) is in material compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”) relating to, or which could result in a Lien upon, the Business or the Purchased Assets, and (ii) Seller has not received notice of any material violation or alleged violation of, or is not subject to liability (whether accrued, absolute, contingent, direct or indirect) for any past or continuing violation of, any Laws relating to, or which could result in a Lien upon, the Business or the Purchased Assets.

(b) Seller possesses all licenses, permits, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the operation of the Business and New Business as presently operated by Seller, and all such licenses, permits, approvals, authorizations and consents are in full force and effect, except where such failure would not have a Material Adverse Effect on the Business or the Purchased Assets.

(c) The transactions contemplated hereby are in compliance with all applicable laws, except where such failure to comply would not have a Material Adverse Effect on the Business, the Purchased Assets or the Buyer.

5.6 Title to Properties.  Except as set forth on Schedule 5.6, Seller has good and marketable title to all of the Purchased Assets, free and clear of all Liens.  None of the Purchased Assets is subject to any restrictions with respect to the transferability thereof, and title thereto will not be affected in any way by the transactions contemplated hereby.

5.7 Insurance.  Seller maintains liability and casualty insurance policies insuring the business, properties and assets of the Business in amounts and with deductibles customary for businesses similarly situated.  Seller has not received notice of cancellation or termination with respect to any policy of insurance maintained by Seller, and Seller has no actual knowledge of any act or omission which could result in cancellation of any such policy prior to its scheduled expiration date.  Seller has not been refused any insurance with respect to any aspect of the operation of the Business, and Seller’s coverage has never been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

5.8 Contracts and Commitments.  Except as set forth in Schedule 5.8, Seller is not in material default under any Assigned Contract or Customer Contract, and no act or omission has occurred which, through the passage of time or the giving of notice, or both, would (a) constitute a material default thereunder or cause the acceleration of any obligations of Seller thereunder, (b) result in the creation of any Lien on any of the Purchased Assets, or (c) give rise to a right of, or automatic, termination thereof.  To the actual knowledge of Seller, no third party is in material default under any Assigned Contract or Customer Contract, nor has any act or omission occurred, which, through the passage of time or the giving of notice, or both, would constitute a material default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

5.9 No Brokers or Finders.  The Seller has not entered into any contract, arrangement or understanding or retained, employed or used any “broker” or “finder” in connection with the transactions contemplated hereby that could result in Buyer having to pay a finder’s fee, brokerage or agent’s commission or other like payments (a “Fee”) in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.  Seller is not aware of any claim for payment of any Fees in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.10 Absence of Certain Changes. Since December 31, 2006, Seller has conducted its business only in the ordinary course of such business and consistent with past practices and there has not been any:

(a) Material Adverse Effect related to the Business or the Purchased Assets;
(b) incurrence, creation or assumption by Seller of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of Seller; or (ii) any obligation or liability of any indebtedness for borrowed money that was not approved by the Board of Directors, at a duly convened meeting or pursuant to a valid unanimous written consent of the Board, or without the express written authorization of the Officers;

(c) issuance or sale of any debt or equity securities of Seller, or the issuance or grant of any options, warrants or other rights to acquire from Seller, directly or indirectly, any debt or equity securities of Seller that may have a Material Adverse Effect on the Business or the Purchased Assets;

(d) payment or discharge by Seller of any security interest, lien, claim, or encumbrance of any kind on any asset or property of, or the payment or discharge of any liability that was not either shown or reflected on the Seller’s financials or periodic reports or incurred in the ordinary course of the Business after January 31, 2008, in an amount in excess of $1,000 for any single liability to a particular creditor that was not approved by the Board of Directors, at a duly convened meeting or pursuant to a valid unanimous written consent of the Board, or without the express written authorization of the Officers;

(e) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of Seller other than a license or sale of any product or products of Seller made in the ordinary course of the Business;

(f) damage, destruction or loss of any property or asset, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on the Business or the Purchased Assets;

(g) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the Shares of Seller, any split, combination or recapitalization of the Shares of Seller or any direct or indirect redemption, purchase or other acquisition of the Shares of Seller or any change in any rights, preferences, privileges or restrictions of any outstanding security of Seller having (or likely with the passage of time to have) a Material Adverse Effect on the Business or the Purchased Assets;

(h) making by Seller of any loan, advance or capital contribution to, or any investment in, any officer, employee or stockholder of Seller or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(i) entering into, amendment of, relinquishment, termination or non-renewal by Seller of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business or any written or oral indication or assertion by the other party thereto of any material problems with Seller’s services or performance under such contract, lease, transaction, commitment or other right or obligation or of such other party’s demand to amend, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

(j) material change in the manner in which Seller extends discounts, credits or warranties to customers or otherwise deals with its customers that was not approved by the Board of Directors, at a duly convened meeting or pursuant to a valid unanimous written consent of the Board, or without the express written authorization of the Officers;

(k) entering into by Seller of any transaction, contract or agreement that by its terms requires or contemplates a required minimum current and/or future financial commitment, expenses (inclusive of overhead expenses) or obligation on the part of Seller or involving in excess of $50,000 (provided that the amount of such financial commitments and expenses for all such transactions, contracts or agreements does not exceed $150,000 in the aggregate, excluding legal and accounting fees associated with the Agreement) or that is not entered into in the ordinary course of the Business, or the conduct of any business or operations by Seller that is other than in the ordinary course of the Business; or

(l) license, transfer or grant of a right under any Business Intellectual Property (as defined in Section 5.17(a)(ii), below), other than those licensed, transferred or granted in the ordinary course of the Business consistent with its past practices.

5.11 Properties.

(a) Schedule 5.11(a) sets forth a list of all real property currently, or at any time since January 31, 2008, owned or leased by Seller in connection with the conduct or operation of the Business, and, with respect to all real property currently leased by Seller, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease.  All such current leases are, to the knowledge of Seller, in full force and effect, are valid and effective in accordance with their respective terms, and there is not to the knowledge of Seller any existing material default or event of default under any such lease (or event which with notice or lapse of time, or both, would constitute such a material default) and all such leases are fully transferable or assignable and such transfers or assignments have been delivered to Buyer or will be delivered to Buyer at Closing.

(b) Seller has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, except as reflected in the Seller’s financials and periodic reports and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

5.12 Condition and Sufficiency of Assets.  The buildings, plants, structures and equipment owned by Seller are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

5.13 Accounts Receivable.  All Accounts Receivable as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown in the Seller’s financials or periodic reports or on the accounting records of Seller as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Seller’s financials or periodic reports represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).  Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable.  There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract or agreement relating to the amount or validity of any Accounts Receivable.

5.14 Contracts; No Defaults.

(a) Schedule 5.14 contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

(i) each licensing agreement or other contract with respect to software (collectively, the “Software Licenses”);

(ii) each contract with respect to the providing of consulting services by Seller or any of its employees or agents, excluding those related exclusively to the New Business (collectively, the “Consulting Contracts”);

(iii) each contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $10,000, excluding those related exclusively to the New Business;

(iv) each contract (other than the Software Licenses and the Consulting Contracts) that was not entered into in the ordinary course of the Business and that involves expenditures or receipts of Seller in excess of $10,000;

(v) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year), excluding those related exclusively to the New Business;

(vi) each licensing agreement or other contract (other than the Software Licenses) with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

(vii) each collective bargaining agreement and other contract to or with any labor union or other employee representative of a group of employees, excluding those related exclusively to the New Business;

(viii) each joint venture, partnership, and other contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other person, excluding those related exclusively to the New Business;

(ix) each contract containing covenants that in any way purport to restrict the Business of Seller or any of its affiliates or limit the freedom of Seller or any of its affiliates to engage in the Business or to compete with any person;

(x) each contract providing for payments to or by any person based on sales, purchases, or profits, other than direct payments for goods, excluding those related exclusively to the New Business;

(xi) each contract entered into other than in the ordinary course of the Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xii) each contract for capital expenditures in excess of $10,000, excluding those related exclusively to the New Business;

(xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Seller other than in the ordinary course of the Business; and

(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Schedule 5.14 sets forth reasonably complete details concerning such contracts, including the parties to the contracts, the amount of the remaining commitment of Seller under the contracts, and Seller’s office where details relating to the contracts are located.

(b) (i) No stockholder of Seller (and no affiliate of any stockholder of Seller) has or may acquire any rights under, and no stockholder of Seller has or may become subject to any obligation or liability under, any contract that relates to the business of, or any of the Purchased Assets owned or used by, Seller; and (ii) to the knowledge of the Seller, no officer, agent, employee, consultant, or contractor of Seller is bound by any contract that purports to limit the ability of such officer, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Business, or (B) assign to Seller or to any other person any rights to any invention, improvement, or discovery.

(c) Each contract identified or required to be identified in Schedule 5.14 is in full force and effect and, to the knowledge of Seller, is valid and enforceable in accordance with its terms.

(d) (i) Seller is, and at all times since January 31, 2008, has been, in full compliance with all applicable terms and requirements of each contract under which it has or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets; (ii) to the knowledge of Seller, each other person that has or had any obligation or liability under any contract under which it has or had any rights is, and at all times since January 31, 2008, has been, in full compliance with all applicable terms and requirements of such contract, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets; (iii) to the knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract; and (iv) Seller has not given to or received from any other person, at any time since January 31, 2008, any written notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any contract.

(e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed contracts with any person and, to the knowledge of the Seller, no such person has made written demand for such renegotiation.

(f) The contracts relating to the sale, design, manufacture, or provision of products or services by Seller have been entered into in the ordinary course of the Business and, to the knowledge of the Seller, have been entered into without the commission of any act alone or in concert with any other person, or any consideration having been paid or promised, that is or would be in violation of any Federal or state law.

5.15 Environmental Matters.  Seller is not in violation of any laws, regulations, judgments or consent decrees relating to hazardous substances or hazardous waste (collectively, “Environmental Laws”), which violation could reasonably be expected to result in a Material Adverse Effect on the Business or the Purchased Assets.  Neither Seller nor, to the knowledge of Seller, any third party has used, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, or under or about its owned or leased property or other assets, or transported thereto or therefrom, any hazardous substances or hazardous wastes, including asbestos, lead and petroleum, during the period of Seller’s ownership or lease of such property in a manner that could reasonably be expected to subject Seller to a material liability under the Environmental Laws.  Seller has not received written notice from any governmental authority that any property owned or leased by Seller is in violation of any Environmental Laws.  There is no pending civil, criminal or administrative suit or other legal proceeding against Seller with respect to any Environmental Laws.  Seller has provided Buyer complete copies of all environmental reports, assessments and studies in Seller’s possession and control with respect to properties owned or leased by Seller, including, but not limited to, Seller’s New Business, which may have a material adverse impact on the Business or the Purchased Assets.  As used in this Agreement, the terms “hazardous substances” and “hazardous wastes” shall have the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the regulations thereunder; the Resource Conservation and Recovery Act, as amended, and the regulations thereunder; the Federal Clean Water Act, as amended, and the regulations thereunder; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001 et seq.; the Occupational Safety and Health Act of 1970; the Hazardous Materials Transportation Act, as amended by the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. Sections 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701 et seq.; as each of these may be amended from time to time; and any and state or local analogues to any of these statutes.

5.16 Related Party Transactions.  Schedule 5.16 sets forth all arrangements, agreements and contracts or understandings, excluding those related exclusively to the New Business, entered into by Seller (which are or will be in effect as of or after the date of this Agreement) with (i) any consultant (X) involving payments in excess of $50,000 or (Y) which may not be terminated at will by Seller that is a party thereto without penalty, or (ii) any person who is an officer, employee, stockholder or affiliate of Seller.  All such documents are listed (and any unwritten arrangement or understanding is accurately and completely described) in Schedule 5.16 and the copies of such documents, and such descriptions, all of which have previously been provided to Buyer and its counsel, are true, complete and correct copies.  Seller has not made any payments to, received any services from, or is dependent on any services of, any affiliate of Seller other than services provided by officers and employees in such capacities and payments to such officers and employees of Seller in such capacities.  Seller is not a party to any arrangement, agreement, contract or understanding of the type that would be grandfathered in or prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

5.17 Intellectual Property.
(a) For the purposes of this Agreement, the following terms have the following definitions:

(i) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith:  all common law, United States, international and foreign (a) patents and applications therefor, including, but not limited to, all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof; (b) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, customer lists, proprietary processes and formulae, all source and object code, algorithms, architectures, structures, display screens, layouts, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records; (c) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including, but not limited to, moral rights, rights of integrity, and rights or attribution; (d) industrial designs and any registrations and applications therefor; (e) trademarks, service marks, and their respective registrations and applications therefor, including but not limited to trade names, logos, intent to use applications, and common law trademarks and service marks; (f) proprietary databases and data collections and all other rights therein; and (g) any equivalent rights to any of the foregoing anywhere in the world.

(ii) “Business Intellectual Property” shall mean that Intellectual Property owned by or licensed to or controlled by Seller, including, but not limited to, Business Registered Intellectual Property.

(iii) “Business Registered Intellectual Property” means those United States, international and foreign: (a) patents and applications therefor; (b) copyright registrations and applications therefor; (c) industrial design registrations and applications therefor; and (d) trademark and service mark registrations and applications therefor, owned by Seller.

(iv) “New Business Intellectual Property” shall mean that Intellectual Property owned by or licensed to or controlled by Seller exclusively for use in Seller’s New business, including, but not limited to, New Business Registered Intellectual Property.

(v) “New Business Registered Intellectual Property” means those United States, international and foreign: (a) patents and applications therefor; (b) copyright registrations and applications therefor; (c) industrial design registrations and applications therefor; and (d) trademark and service mark registrations and applications therefor, owned by Seller exclusively for use in Seller’s New Business.

(vi) “Utilize” or “Utilization” means to make, manufacture, use, offer for sale, reproduce, prepare derivative works, perform, market, import, export, distribute, sell, dispose, assign, license, develop, publish, display, modify and/or amend.

(b) Schedule 5.17(b) lists all material proceedings or actions known to the Seller and the Members before any court, tribunal (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) related to any Business Intellectual Property.  No Business Intellectual Property is the subject of any outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Seller, or which may affect the validity, use or enforceability of any Business Intellectual Property.

(c) Schedule 5.17(c) lists all Business Intellectual Property.  With respect to each item of Business Registered Intellectual Property, all material registration, maintenance and renewal fees in connection with such Business Registered Intellectual Property have been made, and all necessary documents and certificates in connection with such Business Registered Intellectual Property have been filed with the relevant patent, trademark or copyright authorities in the United States or other jurisdictions for the purposes of maintaining such Business Registered Intellectual Property.  Furthermore, the Seller owns all right, title, and interest in and to all Business Intellectual Property stated on Schedule 5.17(c).

(d) Seller has the right to prevent others from using, marketing, distributing, selling or licensing all Business Intellectual Property used in the Business as presently conducted and as it is expected to be conducted as of the Closing Date, including without limitation, all Intellectual Property used or to be used in the Business Products (as defined below), and such rights to Utilize the Business Intellectual Property are sufficient for such conduct of its business.

(e) To the Seller’s knowledge, the manufacture, development, publication, marketing, license, sale, distribution and use intended by Seller of any Business Intellectual Property currently being licensed, used, produced or sold by Seller or currently under development or consideration by Seller (the “Business Products”) does not violate any license or agreement between Seller and any third party, and does not infringe any Intellectual Property right, moral right or right of publicity or privacy of any other party.  The Seller has not received notice of any pending or threatened claim or litigation contesting the validity, ownership or right to Utilize any Business Intellectual Property, and, to the knowledge of the Seller, there is no basis for any such claim under applicable law.  Furthermore, Seller has not received any notice asserting that any Business Intellectual Property or the Utilization thereof conflicts or will conflict with the rights of any other party.  Schedule 5.17(e) sets forth a list of all Business Products.

(f) Seller has timely and satisfactorily fulfilled its obligations under all material agreements pursuant to which Seller has agreed to program, design or develop on behalf of a third party, whether for original use or for porting or conversion (for use on a different hardware platform or in a different language), any software products or any part thereof, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets.

(g) To the extent that any work, invention, or material has been developed or created by a third party for Seller, to Seller’s knowledge, Seller has a written agreement with such third party with respect thereto, and Seller thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all Business Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

(h) Schedule 5.17(h) lists all material contracts, licenses and agreements to which Seller is a party that are currently in effect (i) with respect to Business Intellectual Property licensed or offered to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Seller.  Seller has not transferred ownership of, or granted any exclusive license with respect to, any Business Intellectual Property to any third party.

(i) The contracts, licenses and agreements listed in Schedule 5.17(h) are in full force and effect to the Seller’s knowledge.  The consummation of the transactions contemplated hereby will not violate or result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements listed in Schedule 5.17(h) and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights of Seller to any Business Intellectual Property or impair the right of Seller to Utilize any Business Intellectual Property or portion thereof.  Seller is in material compliance with, and has not materially breached any term of, such contracts, licenses and agreements listed in Schedule 5.17(h), and to the knowledge of Seller, all other parties to such contracts, licenses and agreements listed in Schedule 5.17(h) are in compliance with, and have not breached any term of, such contracts, licenses and agreements.

(j) (i) Seller (including each of its executive officers, and, to the knowledge of Seller, employees) has not received any notice or claim (whether written, oral or otherwise) challenging Seller’s ownership or rights in the Business Intellectual Property or claiming that any other person or entity has any legal or beneficial ownership with respect thereto; (ii) all the Business Intellectual Property rights owned by Seller and embodied in its products are, to the Seller’s knowledge, legally valid and enforceable without any material qualification, limitation or restriction on their use, and Seller has not received any notice or claim (whether written or oral) challenging the validity or enforceability of any of the Business Intellectual Property rights; and (iii) to the Seller’s knowledge, no third party is infringing or misappropriating any part of the Business Intellectual Property.

(k) Seller has taken reasonable and practicable measures designed to protect its rights in its confidential information and trade secrets or any trade secrets or confidential information of third parties provided to Seller.  None of Seller, its employees, or, to the Seller’s knowledge, its consultants has permitted any such confidential information or trade secrets to be used, divulged or appropriated for the benefit of persons to the material detriment of Seller.

(l) Schedule 1.1(n) sets forth a list of all Internet domain names used by Seller in the conduct of the Business (collectively, the “Business Domain Names”).  Seller has, and after the Closing Date, will continue to have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct Seller’s business as it is currently conducted.

(m) Seller is not or has not been a party to any Government Contract relating to or affecting ownership or Utilization of any Business Intellectual Property.  For purposes of this Agreement, the term “Government Contract” means any Government Prime Contract, Government Subcontract, or Teaming Agreement.  “Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between a party and either the U.S. Government or a State Government.  “Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, change, arrangement, or other commitment of any kind, on which final payment has not been made, between a party and any prime contractor to either the U.S. Government or a State Government or any subcontractor with respect to a Government Prime Contract.  “State Government” means any state, territory or possession of the United States or any department, agency or instrumentality thereof, or any department or agency of any of the above with statewide jurisdiction and responsibility, or any municipal or local government, department, agency or instrumentality.  “Teaming Agreement” has the same meaning as the term “contractor team arrangement(s)” as defined in the Federal Acquisition Regulation (FAR) Subpart 9.601.  “U.S. Government” means the United States Government or any department, agency or instrumentality thereof.

(n) Seller, in its individual capacity and on behalf of all its stockholders, to the greatest extent permitted by law, will at closing relinquish to Buyer all rights, title and interests, as such are established in this Section 5.17, in the Business Intellectual Property, the Business Registered Intellectual Property and the Business Domain Names, and this general release shall supersede any such right, title or interest, regardless of how such right, title or interest was created, including, but not limited to the rights, title and interests created by any other document dated on or prior to the Closing Date, but such release of rights shall specifically exclude any New Business Intellectual Property and New Business Registered Intellectual Property.

5.18 Undisclosed Liabilities.  Except as and to the extent reflected, reserved against or otherwise disclosed in the Seller’s financials or periodic reports (including the notes thereto), to the Seller’s knowledge, Seller has no liabilities or obligations of any kind, whether accrued, absolute, asserted or unasserted, contingent or otherwise, whether or not such liabilities would have been required to be reflected in a balance sheet prepared in accordance with GAAP consistently applied, which would have, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets.

5.19 Relationships with Suppliers, Licensors and Customers.  No current distributor to, customer of, or supplier to Seller has notified Seller of an intention to terminate or substantially alter its existing business relationship with Seller, nor has any licensor under a license agreement with Seller notified Seller of an intention to terminate or substantially alter Seller’s rights under such license, which termination or alteration would have a Material Adverse Effect on the Business or the Purchased Assets.

5.20 Reserved.

5.21 Waiver.  Seller hereby acknowledges that the transactions contemplated hereby are undertaken with “insiders”, as that term is defined in the Securities Act of 1933, as amended, of the Seller and that Seller has been advised of the “insider” relationship and still believes that the transactions contemplated hereby are in the best interest of Seller and waives any right or claim of action against Buyer that Seller now has or may have at anytime in the future, whether known or unknown, related to the transactions contemplated hereby and Seller hereby affirmatively waives any claim, right, interest or title to the Business or the Purchased Assets.

ARTICLE VI

Representations and Warranties of Buyer
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that Seller shall rely thereon, Buyer makes the following representations and warranties to Seller as of the date of this Agreement:

6.1 Corporate.

(a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

(b) The execution and delivery of this Agreement and the other agreements, instruments and documents contemplated hereby to be executed and delivered by Buyer (such other agreements, instruments and documents sometimes referred to herein as the “Buyer’s Instruments”) and full performance thereunder, have been duly authorized by the Managers and no other or further act on the part of Buyer is necessary therefor.  This Agreement and the Buyer’s Instruments have been duly and validly executed and delivered by Buyer and are, and when executed and delivered to Seller pursuant hereto, if applicable, will be, the legal, valid and binding obligation of Buyer, enforceable against such entity in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

6.2 No Violation.  Except as set forth on Schedule 6.2, neither the execution and delivery of this Agreement or the Buyer’s Instruments nor the consummation by Buyer of the transactions contemplated hereby and thereby (i) will violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority applicable to Buyer, (ii) will require any authorization, consent, approval of or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body, or (iii) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the Articles of Incorporation or Bylaws of Buyer or of any contract, lease, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party, or by which Buyer may be bound or affected (subject to obtaining the consents referred to in Schedule 6.2 or such other consents as are actually obtained and delivered at Closing).

6.3 Ownership of the Shares.  The Shares are beneficially owned by Buyer, free and clear of all liens, pledges, or other encumbrances.  None of the Shares is subject to any vested or unvested option or transfer right in favor of any third party.  Subject to approval of Seller, none of the Shares is subject to any restrictions with respect to the transferability thereof.

6.4 No Litigation.  There is no action, suit, arbitration, proceeding, investigation or inquiry pending before any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality or, to the actual knowledge of Buyer, threatened against Buyer, the Business, or any of the Purchased Assets.  Neither Buyer, the Business, nor any of the Purchased Assets are subject to or threatened to be subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

6.5 No Insolvency.  Buyer’s assets exceed its liabilities and Buyer has the ability to pay its debts in the ordinary course as they become due.

6.6 No Brokers or Finders.  The Buyer has not entered into any contract, arrangement or understanding or retained, employed or used any “broker” or “finder” in connection with the transactions contemplated hereby that could result in Seller having to pay a finder’s fee, brokerage or agent’s commission or other like payments (a “Fee”) in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.  Buyer is not aware of any claim for payment of any Fees in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VII

Covenants
7.1 Consents.  Seller shall obtain, prior to Closing, all consents and Lien releases necessary for Seller’s consummation of the transactions contemplated hereby (including, without limitation, those consents identified on Schedule 5.2).  All such consents and releases shall be in writing and executed counterparts thereof shall be delivered to Buyer after Seller’s receipt thereof.  Prior to and at Closing, each party shall use all other efforts reasonably required to cause the satisfaction of each of the conditions to Closing over which it has any control.

7.2 Covenants Against Competition by Seller.

(a) Each of the Buyer and Seller acknowledge that the Buyer’s agreement to enter into this Agreement, the accuracy of its representations and warranties herein, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, constitute full and adequate consideration in respect of the covenants contained in this Section 7.2 and that the covenants of the Seller contained in this Section 7.2 form a material inducement for the Buyer to enter into this Agreement.  In accordance with the foregoing, the covenants of the Seller set forth in this Section 7.2 are separate and independent covenants for which valuable consideration has been provided, the receipt and sufficiency of which are hereby acknowledged.

(b) The Seller agrees that it will not do or assist others in doing any of the following, directly or indirectly:

(i) For a period of two (2) years following the Closing Date, engage, participate, invest (other than to hold one percent (1%) or less of any class of securities of a public company) or assist in any business that is competitive with the Business within the Seller Restricted Territory (as defined below), whether as owner, part-owner, stockholder, partner, member, employee, director, officer or in any other capacity, provided the Buyer or its affiliates or successors are then engaged in a business substantially similar to the Business within the States of Georgia or Nevada or the United Kingdom (the “Seller Restricted Territory”).

(ii) For a period of two (2) years following the Closing Date, solicit, interfere with, disturb, or attempt to solicit, interfere with or disturb, directly or indirectly, the relationship (contractual or otherwise) with any person or entity who is, as of the date hereof, or who has been, within two (2) years prior to the date hereof, a customer or supplier, including any actively sought prospective customer or supplier, of the Business for the purpose of selling or providing products or services in competition with the Business within the Seller Restricted Territory or inducing such supplier or customer to cease doing business with the Business.

(iii) For a period of two (2) years following the Closing Date, take any action intended to discourage any supplier, vendor, customer, employee or other third party having or considering a business relationship with the Business from continuing or entering into such a business relationship.

(c) The Seller acknowledges that the Buyer has no adequate remedy at law for any actual or threatened breach of this Section 7.2 by the Seller, and accordingly, the Seller covenants and agrees that this Section 7.2 shall be enforceable without bond by an action, suit or other proceeding for specific performance, for injunctive relief or for any other equitable relief that any court of competent jurisdiction may find just and proper, in addition to and not in lieu of the Buyer’s right to bring an action for and to recover damages, either separately or in the same action, suit or other proceeding.  The prevailing party may recover all attorneys’ fees and other costs incurred by it in any such action, suit or proceeding in respect of the parties’ respective obligations under this Section 7.2.

7.3 Covenants Against Competition by Buyer.

(a) Each of the Buyer and Seller each acknowledge that the Seller’s agreement to enter into this Agreement, the accuracy of its representations and warranties herein, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, constitute full and adequate consideration in respect of the covenants contained in this Section 7.3 and that the covenants of the Buyer contained in this Section 7.3 form a material inducement for the Seller to enter into this Agreement.  In accordance with the foregoing, the covenants of the Buyer set forth in this Section 7.3 are separate and independent covenants for which valuable consideration has been provided, the receipt and sufficiency of which are hereby acknowledged.

(b) Buyer agrees that it will not do or assist others in doing any of the following, directly or indirectly:

(i) For a period of two (2) years following the Closing Date, engage, participate, invest (other than to hold one percent (1%) or less of any class of securities of a public company) or assist in or provide services to any business that is competitive with Seller’s New Business within the Buyer Restricted Territory (as hereinafter defined), whether as owner, part-owner, stockholder, partner, member, employee, director, officer, contractor or in any other capacity, provided the Seller or its affiliates or successors are then engaged in a business substantially similar to the New Business within the State of Alaska (the “Buyer Restricted Territory”).

(ii) For a period of two (2) years following the Closing Date, solicit, interfere with, disturb, or attempt to solicit, interfere with or disturb, directly or indirectly, the relationship (contractual or otherwise) with any person or entity who is, as of the date hereof, or who has been, within two (2) years prior to the date hereof, a customer or supplier, including any actively sought prospective customer or supplier, of the New Business for the purpose of selling or providing products or services in competition with the New Business within the Buyer Restricted Territory or inducing such supplier or customer to cease doing business with the New Business.

(iii) For a period of two (2) years following the Closing Date, take any action intended to discourage any supplier, vendor, customer, employee or other third party having or considering a business relationship with the New Business from continuing or entering into such a business relationship.

(c) The Buyer acknowledges that the Seller has no adequate remedy at law for any actual or threatened breach of this Section 7.3 by the Buyer, and accordingly, the Buyer covenants and agrees that this Section 7.3 shall be enforceable without bond by an action, suit or other proceeding for specific performance, for injunctive relief or for any other equitable relief that any court of competent jurisdiction may find just and proper, in addition to and not in lieu of the Seller’s right to bring an action for and to recover damages, either separately or in the same action, suit or other proceeding.  The prevailing party may recover all attorneys’ fees and other costs incurred by it in any such action, suit or proceeding in respect of the parties’ respective obligations under this Section 7.3.

7.4 Modification.  If any of the restrictions imposed under Section 7.2 and Section 7.3, herein, are deemed by a court of competent jurisdiction to be unreasonably broad in time, territory or scope, the parties hereby expressly authorize such court to reduce said restrictions to the maximum scope deemed by such court to be reasonable and enforceable by such court.

7.5 Business Facilities.  Seller acknowledges that, subject to full performance by Buyer of its obligations set forth in this Agreement, it shall have no interest in or authority over any facility currently used in the conduct of the Business after the Closing Date.

7.6 New Business Facilities.  Buyer acknowledges that it shall have no interest in or authority over any facility currently used exclusively in the conduct of the New Business after the Closing Date.

7.7 Employees.  Immediately prior to Closing, Seller shall terminate the employees listed on Schedule 7.7 attached hereto, and, Buyer shall have the right to employ all such employees at rates of pay and benefits as reasonably determined by Buyer.

ARTICLE VIII

Indemnification and Post-Closing Covenants
8.1 Survival of Representations and Warranties.  All of the representations and warranties and covenants and agreements contained in this Agreement shall survive for a period of three (3) years after the Closing.

8.2 Seller’s Indemnity Agreement.  Seller shall indemnify and hold harmless Buyer and its respective Members, employees, agents and affiliates and each of their respective successors, assigns, heirs and representatives (each, a “Buyer Indemnified Party”), from and against any claim, damage, liability, loss, judgment, cost, expense (including all reasonable attorneys’ fees, court costs, accountants fees, and consultants’ fees in the investigation or defense of any indemnified matter), deficiency, interest, penalty, imposition, assessment or fine (collectively, “Losses”) actually incurred by a Buyer Indemnified Party as a result of:

(a) any breach of any representation and warranty or nonfulfillment of any covenant or agreement on the part of Seller contained in this Agreement or any Seller’s Instrument;

(b) any failure of Seller to transfer any of the Purchased Assets to Buyer free and clear of all Liens (except for those Liens set forth on Schedule 5.6) or from the failure of Seller to obtain, prior to the Closing Date, any consent, approval or waiver of a third party as may be necessary to permit the transactions contemplated hereby, unless such requirements are waived by Buyer in writing prior to or at Closing;

(c) any breach or violation of Section 3.3 of this Agreement;

(d) any claim, action or suit brought on behalf of any stockholder, including, but not limited to, the Series A Holders or any affiliate of the Series A Holders, challenging the Transactions contemplated hereby; and

(e) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including fees and disbursements of counsel, incident to any of the foregoing.

8.3 Buyer’s Indemnity Agreement.  Buyer shall indemnify and hold harmless Seller, its stockholders, officers, directors, employees, agents and affiliates and each of their respective successors, assigns, heirs and representatives (each, a “Seller Indemnified Party”), from and against any and all Losses actually incurred by a Seller Indemnified Party as a result of:

(a) any breach of any representation and warranty or nonfulfillment of any covenant or agreement on the part of Buyer contained in this Agreement or any Buyer’s Instruments (including, without limitation, any covenants relating to the Assumed Liabilities);

(b) any failure of Buyer to transfer to Seller all of the Shares free and clear of all Liens; and

(c) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including fees and disbursements of counsel, incident to any of the foregoing.

8.4 Limitations on Liability.

(a) No claim for indemnification may be brought or asserted under Section 8.2 or Section 8.3 for breach of a representation or warranty after the expiration of the three-year survival period for the representations and warranties; provided, however, that nothing contained in this Section 8.4(a) shall affect the right of a Buyer Indemnified Party or a Seller Indemnified Party to pursue a claim for indemnification based on a breach of a representation and warranty to the extent such party has provided notice of such claim prior to the expiration of such three-year survival period.

(b) No claim for indemnification may be brought or asserted by a Buyer Indemnified Party or Seller Indemnified Party under Section 8.2 or Section 8.3 above if the Buyer or Seller had or reasonably should have had knowledge of any breach, violation or failure of condition constituting the basis of the claim at or before the Closing.

8.5 No Waiver.  The closing of the transactions contemplated hereby shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the claim at or before the Closing, except as otherwise provided for in Section 8.4(b) above.

ARTICLE IX

Closing Conditions

9.1 Conditions Precedent to Obligations of Buyer.  The obligations of Buyer to proceed with the transactions contemplated hereby to be consummated at the Closing are subject, at the option of Buyer, to the fulfillment of each and all of the following conditions at or prior to the Closing Date:

(a) (i) All representations and warranties of Seller contained in Article V hereof or in any Seller’s Instrument shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, (ii) all documents and agreements required hereunder to be delivered to Buyer at or before the Closing shall have been delivered, unless waived by Buyer in writing, and (iii) all covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been fully performed when due, unless waived by Buyer in writing.

(b) Reserved.

(c) Seller shall have executed and delivered, or caused to be executed and delivered, such bills of sale and other documents and instruments as Buyer may deem necessary to convey the Purchased Assets to Buyer free and clear of all Liens (except for those Liens set forth on Schedule 5.6), each of which shall be in a form reasonably acceptable to Buyer’s counsel.

(d) Seller shall have delivered to Buyer all consents necessary for Seller’s consummation of the transactions contemplated hereby (including, without limitation, those consents identified on Schedule 5.2).

(e) Seller shall have executed and delivered, or caused to be executed and delivered, to Buyer the Termination and Release Agreements (as defined below in 9.2(d)).

(f) No Material Adverse Change.  Seller shall have delivered a certificate, signed by an authorized representative of the Seller, to the effect that as of the Closing Date there has been no material adverse change in the financial condition, results of operations, business or prospects of Seller since September 30, 2009, or any material adverse change in the nature of the Business, the manner of conducting such Business, or the prospects of the Business since such date, except as associated with the execution, delivery and performance of this Agreement.

(g) Laws.  There shall not be in effect on the Closing Date any law restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

(h) Reserved.

(i) Reserved.

(j) Litigation.  At the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought (i) to restrain, prohibit, invalidate or set aside (in whole or in part) the transactions contemplated hereby, (ii) to affect the right of Seller to operate or control, after the Closing Date, its assets, properties and businesses (in whole or in part), or (iii) to obtain damages or a discovery order in connection with this Agreement or the consummation of the transactions contemplated hereby.

(k) Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any governmental agency necessary to permit Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental agency necessary for the consummation of the transactions contemplated hereby shall have occurred.

9.2 Conditions Precedent to Obligations of Seller.  The obligations of Seller to proceed with the transactions contemplated hereby, shall be subject, at the option of Seller, to the fulfillment of each and all of the following conditions at or prior to the Closing Date:

(a) (i) All of the representations and warranties of Buyer and the Specified Members contained in Article VI hereof or in any Buyer’s Instrument shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, (ii) all documents and agreements required hereunder to be delivered to Seller at or before the Closing shall have been delivered, unless waived by Seller in writing, and (iii) all covenants, agreements and obligations by the terms of this Agreement to be performed by Buyer at or before the Closing shall have been fully performed when due, unless waived by Seller in writing.

(b) Reserved.

(c) Buyer shall have executed and delivered, or caused to be executed and delivered, to Seller an instrument whereby Buyer assumes the Assumed Liabilities and the other party to such Assumed Liabilities fully releases the Seller therefrom, which shall be in a form reasonably acceptable to Seller’s counsel.

(d) Buyer shall have caused each of the individuals listed on Schedule 9.2(d) attached hereto to execute and deliver to Seller a termination and release agreement (the “Termination and Release Agreements”) terminating his or her respective employment agreement with the Seller and releasing Seller from any and all claims or liabilities he or she may have against Seller, which shall be in the form attached hereto as Exhibit E.

(e) Buyer shall have delivered to Seller the Purchase Price in accordance with Section 3 above.

(f) Laws.  There shall not be in effect on the Closing Date any law restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

ARTICLE X

Termination

10.1 Termination.  This Agreement may be terminated prior to the Closing as follows:

(a) at the election of Seller, if Buyer has materially breached any covenant or agreement contained in this Agreement;

(b) at the election of Buyer, if Seller has materially breached any covenant or agreement contained in this Agreement;

(c) at the election of Seller or Buyer, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other person directed against the consummation of the Closing or any other transactions contemplated hereby and either Seller or Buyer, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof; or

(d) at any time on or prior to the Closing Date by mutual written consent of the parties hereto.

10.2 Survival.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force and effect, except for the provisions of Section 11.2 (relating to expenses), and none of the parties hereto shall have any liability in respect of such termination except that any party shall be liable to the extent that failure to satisfy the conditions of Section 9.1 or Section 9.2 results from the violation or breach of any of the representations, warranties, covenants or agreements of such party under this Agreement.

ARTICLE XI

Miscellaneous

11.1 Entire Agreement.  This Agreement and the documents and agreements to be executed at Closing as contemplated herein, constitute the entire agreement of the parties hereto with respect to the subject matter hereof.  There are no oral agreements, understandings, promises, representations or warranties between the parties hereto with respect to the subject matter of this Agreement.  All prior negotiations and understanding, if any, between the parties hereto with respect to the subject matter of this Agreement have been superseded by this Agreement and such other documents and agreements.  This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by the party to be so bound by such modification, amendment or termination.

11.2 Expenses.  Whether or not the transactions contemplated hereby are consummated, the Buyer, on the one hand, and Seller, on the other hand, shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation, drafting and execution of this Agreement and consummation of the transactions contemplated hereby.

11.3 Further Assurances.  From time to time after the Closing Date, upon the reasonable request of any party hereto, the other party shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as the requesting party may reasonably request in order to effectuate fully the purpose, terms and conditions of this Agreement.

11.4 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when personally delivered, or  three (3) business days after mailing, postage prepaid, by certified mail, or when delivered (and receipted for) by an overnight delivery service, addressed in each case as follows:

(a)           If to Seller:

ForgeHouse, Inc.
c/o Baker & Hostetler llp
600 Anton Boulevard, Suite 900
Costa Mesa, California 92626
Attention:  Randolf W. Katz, Esq.

with a copy to:
(which shall not constitute notice)

Baker & Hostetler llp
600 Anton Boulevard, Suite 900
Costa Mesa, California 92626
Attention:  Randolf W. Katz, Esq.

(b)           If to Buyer or the Specified Members:
Enforce Global Solutions, LLC
4625 Alexander Drive, Suite 150
Alpharetta, Georgia 30005
Attention:  John Britchford-Steel

with a copy to:
(which shall not constitute notice)

Smith, Gambrell & Russell, LLP
Promenade II, Suite 3100
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention:  Jeffrey S. Hatchew, Esq.

Either party may change the address(es) for the giving of notices and communications to it, as the case may be, and/or copies thereof, by written notice to the other parties in conformity with the foregoing.

11.5 Rights of Third Parties.  All conditions of the obligations of the parties hereto, and all undertakings herein, are solely and exclusively for the benefit of the parties hereto and their successors and assigns, and no other person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms.

11.6 Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the internal laws of the State of Georgia, without regard to its conflict of laws provisions.

11.7 Arbitration.  All disputes and claims relating to any provision hereof or relating to or arising out of the transactions contemplated hereby (including, without limitation, any claims that any provision of this Agreement is illegal or otherwise unenforceable or voidable under law, ordinance or ruling) shall be settled by arbitration conducted by one (1) arbitrator mutually agreeable to the parties hereto, or, if the parties hereto cannot agree upon an arbitrator within thirty (30) days of demand by any such party for arbitration, by an arbitrator selected by the American Arbitration Association.  The arbitration shall be conducted at the office of the American Arbitration Association in Atlanta, Georgia, in accordance with the United States Arbitration Act (9 U.S.C., § 1 et seq.) and the commercial arbitration rules of the American Arbitration Association.  Each party consents and submits to the personal jurisdiction and venue of the trial courts of Fulton County, Georgia, and also to the personal jurisdiction and venue of the United States District Court serving Fulton County, Georgia, for purposes of enforcing this provision.  The party shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents.  Depositions may be ordered by the arbitrator upon a showing of need.  All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act.  Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate.  The foregoing provision shall not preclude either party from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.

11.8 Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

11.9 Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

11.10 Variations in Pronouns.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

11.11 Exhibits and Schedules.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.  All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

11.12 Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, as of the date first above written.

FORGEHOUSE, INC.

\	By:	/s/ Philip Mann

ENFORCE GLOBAL SOLUTIONS, LLC

By:	/s/ John Britchford-Steel, Manager